Exhibit 2.1

EXECUTION COPY

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of November 29, 2018, by and among Nevada Gold & Casinos, Inc., a Nevada corporation (the “Company”), Maverick Casinos LLC, a Nevada limited liability company (“Parent”), and Maverick Casinos Merger Sub, Inc., a Nevada corporation and wholly owned Subsidiary of Parent (“Merger Sub” and collectively with the Company and Parent, the “Parties”).

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger dated as of September 18, 2018 (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company to be the surviving corporation of the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Parties desire to amend certain terms of the Merger Agreement as set forth herein in accordance with Section 8.04 of the Merger Agreement;

WHEREAS, the board of directors of the Company has unanimously (i) determined that it is fair to and in the best interests of the Company, including its stockholders, and declared it advisable, for the Company to enter into this Amendment, and (ii) approved the execution, delivery, and performance by the Company of this Amendment, in each case, upon the terms and subject to the conditions set forth herein; and

WHEREAS, the managers of Parent and the board of directors of Merger Sub have determined that it is fair to and in the best interests of Parent and Merger Sub, and declared it advisable, for Parent and Merger Sub, as applicable, to enter into this Amendment, and (ii) approved the execution, delivery, and performance by Parent and Merger Sub, as applicable, of this Amendment, and Parent, as the sole stockholder of Merger Sub, has approved this Amendment, in each case, upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises and the respective covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intended to legally bound hereby, the Parties hereby agree as follows:

1.	Amendments to Merger Agreement.

(a)          Amendments to the Fourth Paragraph of the Recitals to the Merger Agreement. The fourth paragraph of the Recitals to the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“WHEREAS, concurrently with the execution of this Agreement, Parent has deposited $2 million, in immediately available funds, with Fidelity National Title Agency of Nevada, Inc., a Nevada corporation dba Fidelity National Title Group, as escrow agent (“Fidelity Title”), into a segregated escrow account under and as specified in the Escrow Agreement, executed by Parent, the Company, and Fidelity Title contemporaneously with the execution of this Agreement (the “Initial Escrow Agreement”), to be held, released, or disposed of by Fidelity Title in accordance with the terms of this Agreement and the Initial Escrow Agreement.”

(b)          Amendments to Section 1.01 of the Merger Agreement.

(i)           Section 1.01 of the Merger Agreement is hereby amended by adding the following new definitions and inserting the same in the appropriate alphabetical locations:

“Escrow Agent” means Mutual of Omaha Bank.

“Escrow Shares” means the Maverick Shares deposited with and held by the Escrow Agent in accordance with the terms of the Securities Escrow Agreement.

“Maverick Shares” means the Company Shares issued and sold by the Company to Parent pursuant to the Securities Purchase Agreement.

“Securities Purchase Agreement” means the Securities Purchase Agreement dated as of November 29, 2018, by and among the Company and Parent.

“Securities Escrow Agreement” means the Escrow Agreement dated as of November 29, 2018, by and among the Company, Parent, and the Escrow Agent.

(ii)          The definition of “Acquisition Proposal” set forth in Section 1.01 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Acquisition Proposal” means any inquiry, proposal, offer, or indication of interest for or relating to (in one transaction or a series of related transactions) any of the following: any direct or indirect acquisition or purchase (including by any license or lease) by any Person of (a) assets (including voting equity securities of any of the Company’s Subsidiaries, but excluding sales of assets in the ordinary course of business) or businesses of the Company and its Subsidiaries that constitute 15% or more of the fair market value of the assets of the Company and its Subsidiaries on a consolidated basis or that generate 15% or more of the aggregate revenues or net income of the Company and its Subsidiaries on a consolidated basis, or (b) beneficial ownership of 15% or more of any class of voting equity securities of the Company or of any of its Subsidiaries, the assets or business of which constitutes 15% or more of the fair market value of the assets of the Company and its Subsidiaries on a consolidated basis or that generates 15% or more of the aggregate revenues or net income of the Company and the Company’s Subsidiaries on a consolidated basis; provided that the term “Acquisition Proposal” shall not include the Transactions, the CF Sale, or the transactions contemplated by Securities Purchase Agreement, including the issuance and sale of the Maverick Shares by the Company to Parent”.

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(c)          Amendments to Sections 1.02 of the Merger Agreement. Section 1.02 of the Merger Agreement is hereby amended by deleting the defined terms “Escrow Agent” and “Escrow Agreement” in their entirety and substituting therefor the new defined terms “Fidelity Title” and “Initial Escrow Agreement”, respectively, and inserting the same in the appropriate alphabetical locations.

(d)          Amendments to Sections 1.01. 4.05(a), 4.06(a), 5.03, 5.04, and 9.04 of the Merger Agreement. All references to the “Escrow Agreement” in the definition of “Transactions” set forth in Section 1.01 of the Merger Agreement and in Sections 4.05(a), 4.06(a), 5.03, 5.04, and 9.04 of the Merger Agreement from and after the date of this Amendment are hereby amended to read “Securities Escrow Agreement”.

(e)          Amendments to Section 3.02(a) of the Merger Agreement. The third sentence of Section 3.02(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“On the Closing Date and prior to the filing of the Articles of Merger, Parent shall deposit, or cause to be deposited, with the Paying Agent cash in an amount sufficient to permit payment of the aggregate Merger Consideration payable pursuant to Section 3.01 for the benefit of the holders of Company Shares (other than Company Restricted Shares), for payment in accordance with this Article III through the Paying Agent (the “Payment Fund”).”

(f)          Amendments to Section 4.04(b) of the Merger Agreement. Section 4.04(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(b)       Except for the Company Equity Plans, the Company Stock Options, the Securities Purchase Agreement, the Securities Escrow Agreement, and this Agreement, there are no outstanding (i) options, warrants, or other rights, Contracts, arrangements, or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company, or (ii) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of any capital stock or other voting or ownership interests in the Company.”

(g)          Amendments to Section 4.04(d) of the Merger Agreement. Section 4.04(d) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(d)       There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Company Shares or any other equity securities of the Company (other than the Securities Purchase Agreement, the Securities Escrow Agreement, and this Agreement).”

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(h)          Amendments to Section 4.04(e) of the Merger Agreement. Section 4.04(e) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(e)       There are no voting trusts or other Contracts to which the Company or any of its Subsidiaries is a party with respect to the voting of any capital stock of, or other equity interest in, the Company or any of its Subsidiaries (other than the Securities Purchase Agreement and the Securities Escrow Agreement).”

(i)          Amendments to Section 4.11(a) of the Merger Agreement. Clause (a) of Section 4.11 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(a) the Company and its Subsidiaries have conducted their business in all material respects in the ordinary course of business consistent with past practice (except for the execution, delivery, and performance of the Securities Purchase Agreement, the consummation of the transactions contemplated thereby, including the issuance and sale of the Maverick Shares by the Company to Parent, any actions required or otherwise expressly permitted or contemplated by the Securities Purchase Agreement, and any other action taken by the Company and its Subsidiaries from and after the date of this Agreement that would not constitute a breach of Section 6.01),”.

(j)          Amendments to Section 5.09 of the Merger Agreement. The second sentence of Section 5.09 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Other than the Maverick Shares, neither Parent nor Merger Sub nor any of Parent’s or Merger Sub’s respective Affiliates owns (directly or indirectly, beneficially or of record) any Company Shares or holds any rights to acquire or vote any Company Shares, except pursuant to this Agreement, except that Eric Persson individually owns 1,790 Company Shares.”

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(k)          Amendments to Section 6.01(a) of the Merger Agreement. Section 6.01(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(a)       From the date of this Agreement until the earliest of the Effective Time or the termination of this Agreement in accordance with its terms, except (v) as required or otherwise expressly permitted or contemplated by this Agreement (including the CF Sale and the other transactions contemplated by the CF Sale Agreement), (w) for the execution, delivery, and performance of the Securities Purchase Agreement, the consummation of the transactions contemplated thereby, including the issuance and sale of the Maverick Shares by the Company to Parent, and any actions required or otherwise expressly permitted or contemplated by the Securities Purchase Agreement, (x) as required by Law, (y) as set forth in Section 6.01(a) of the Company Disclosure Letter, or (z) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in all material respects in the ordinary course consistent with past practice and shall use its reasonable best efforts to (i) preserve substantially intact the assets and business organization of the Company and its Subsidiaries, (ii) preserve in all material respects the current beneficial relationships of the Company and its Subsidiaries with any Persons (including suppliers, partners, contractors, distributors, sales representatives, customers, licensors, licensees and Governmental Authorities) with which the Company or any of its Subsidiaries has material business relations, and (iii) keep available in all material respects the services of the present officers and key employees of the Company and its Subsidiaries; provided, however, that no action taken by the Company or its Subsidiaries with respect to matters specifically addressed by Section 6.01(b) shall be deemed a breach of this Section 6.01(a) unless such action would constitute a breach of Section 6.01(b).”

(l)           Amendments to Section 6.01(b) of the Merger Agreement. The portion of the first sentence of Section 6.01(b) of the Merger Agreement up to (and including) the colon is hereby amended and restated in its entirety to read as follows:

“From the date of this Agreement until the earliest of the Effective Time or the termination of this Agreement in accordance with its terms, except (v) as required or otherwise expressly permitted or contemplated by this Agreement (including the CF Sale and the other transactions contemplated by the CF Sale Agreement), (w) for the execution, delivery, and performance of the Securities Purchase Agreement, the consummation of the transactions contemplated thereby, including the issuance and sale of the Maverick Shares by the Company to Parent, and any actions required or otherwise expressly permitted or contemplated by the Securities Purchase Agreement, (x) as required by Law, (y) as set forth in Section 6.01(b) of the Company Disclosure Letter, or (z) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), the Company shall not, and shall cause each of its Subsidiaries not to:”.

(m)         Amendments to Section 8.03(c) of the Merger Agreement. Section 8.03(c) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(c)       In the event that this Agreement is terminated by (i) the Company pursuant to Section 8.01(b) at a time when the Company would also have the right to terminate this Agreement pursuant to Section 8.01(g) or Section 8.01(i) and at the time of such termination, all of the conditions to Closing set forth in Section 7.01 and Section 7.02 have been satisfied or waived (other than those conditions (A) that, by their nature, can only be satisfied or waived at the Closing, but which would be capable of being satisfied if the Closing Date were the date of such termination, or (B) that are not satisfied or waived as a result of a breach by Parent or Merger Sub of this Agreement), (ii) the Company pursuant to Section 8.01(g), or (iii) the Company pursuant to Section 8.01(i), then Parent shall pay to the Company the Parent Termination Fee in accordance with Section 8.3(d) and the terms of the Securities Escrow Agreement.”

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(n)          Amendments to Section 8.03(d) of the Merger Agreement. Section 8.03(d) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(d)       The Company, Parent, and Merger Sub each acknowledge that the agreements contained in this Section 8.03 are an integral part of this Agreement and the Transactions, and that, without these agreements, the other Parties would not enter into this Agreement. Except with respect to Section 8.03(h), in which case the Company Termination Fee shall be paid by the Company in accordance with Section 6.04(d), in the event that the Company Termination Fee or Expense Reimbursement, as applicable, is payable by the Company, the Company Termination Fee or Expense Reimbursement, as applicable, shall be paid by the Company as directed by Parent in writing, in immediately available funds promptly following (and in any event within two Business Days after) the date of the event giving rise to the obligation to make such payment. In the event that the Parent Termination Fee is payable by the Parent, Parent will forfeit to the Company all of the Maverick Shares in satisfaction of the Parent Termination Fee, and the Company will upon receipt thereof pay to Parent an amount equal to the Cash Payment (as defined in the Securities Purchase Agreement), in each case in accordance with the terms of the Securities Purchase Agreement and the Securities Escrow Agreement. In no event will Parent or Merger Sub or the Company, as applicable, be entitled to both the payment of the Company Termination Fee or the Parent Termination Fee, respectively, and specific performance of this Agreement. In the event that that this Agreement is terminated in accordance with this Article VIII and the Parent Termination Fee is not payable by Parent, the Company will purchase from Parent, and Parent will sell to the Company, all of the Maverick Shares for a cash purchase price equal to the Purchase Price (as defined in the Securities Purchase Agreement) in accordance with the terms of the Securities Purchase Agreement and the Securities Escrow Agreement. The Parties expressly acknowledge and agree that (i) in light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any such termination of this Agreement, the payment of the Company Termination Fee or Parent Termination Fee pursuant to this Section 8.03, which constitutes a reasonable estimate of the monetary damages that will be suffered by Parent and Merger Sub or the Company, respectively, by reason of breach or termination of this Agreement, shall be in full and complete satisfaction of any and all monetary damages of Parent and Merger Sub or the Company, as applicable, arising out of or related to this Agreement, the Merger or the other Transactions (including any breach by the Parties), the termination of this Agreement, the failure to consummate the Merger or the other Transactions, and any claims or Actions under applicable Law arising out of any such breach, termination or failure, and (ii) in no event shall Parent or Merger Sub or the Company, as applicable, be entitled to seek or obtain any recovery or judgment in excess of the Company Termination Fee or the Parent Termination Fee, respectively, and in no event shall a Party be entitled to seek or obtain any other damages of any kind for, or with respect to, this Agreement or the Transactions (including any breach by a Party), the termination of this Agreement, the failure to consummate the Merger or the other Transactions, or any claims or Actions under applicable Law arising out of any such breach, termination, or failure; provided, however, that this Section 8.03 shall not limit the right of the Parties to specific performance of this Agreement pursuant to Section 9.05 prior to the termination of this Agreement in accordance with its terms.”

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2.	Miscellaneous.

(a)          References to the Merger Agreement. Each reference to “hereof”, “hereunder”, “herein”, and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Merger Agreement shall, from and after the execution of this Amendment, refer to the Merger Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Merger Agreement, as amended hereby, shall in all instances continue to refer to September 18, 2018, and references to “the date hereof” and “the date of this Agreement” shall continue to refer to September 18, 2018.

(b)          Modification; Full Force and Effect. Except as expressly amended by this Amendment, the terms, representations, warranties, covenants, and other provisions of the Merger Agreement are and shall continue to be in full force and effect in accordance with their respective terms.

(c)          Other Miscellaneous Terms. The provisions of Article IX of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

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IN WITNESS WHEREOF, Parent, Merger Sub, and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

NEVADA GOLD & CASINOS, INC.

By:	/s/ Michael P. Shaunnessy
Name: Michael P. Shaunnessy
Title: President & CEO

MAVERICK CASINOS LLC

By:	/s/ Eric Persson
Name: Eric Hans Persson
Title: Manager

MAVERICK CASINOS MERGER SUB, INC.

By:	/s/ Eric Persson
Name: Eric Hans Persson
Title: Director

[Signature page to Amendment No. 1 to Agreement and Plan of Merger]